EXHIBIT 2.1

           PLAN OF REORGANIZATION AND AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                               NOVEMBER 1, 1998

                                 BY AND AMONG

                              LANDCARE USA, INC.,

                           THE SERVICEMASTER COMPANY

                                      AND

                          SVM ACQUISITION CORPORATION

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                              TABLE OF CONTENTS

                                                                          PAGE
ARTICLE 1
THE MERGER...................................................................1
            Section 1.1       The Merger.....................................1
            Section 1.2       Conversion of Shares...........................2
            Section 1.3       Surrender and Payment..........................4
            Section 1.4       Stock Options..................................6
            Section 1.5       Fractional Shares..............................7
            Section 1.6       Adjustments....................................9

ARTICLE 2
THE SURVIVING CORPORATION....................................................9
            Section 2.1       Certificate of Incorporation...................9
            Section 2.2       Bylaws.........................................9
            Section 2.3       Directors and Officers.........................9

ARTICLE 3
LANDCARE WARRANTIES.........................................................10
            Section 3.1       Organization..................................10
            Section 3.2       Corporate Authorization; Validity of Agreement;
                              Board Action..................................10
            Section 3.3       Consents and Approvals; No Violations.........11
            Section 3.4       Capitalization................................12
            Section 3.5       Subsidiaries; Capitalization of Subsidiaries..13
            Section 3.6       SEC Reports and Financial Statements..........13
            Section 3.7       Disclosure Documents..........................14
            Section 3.8       Absence of Certain Changes....................14
            Section 3.9       No Undisclosed Liabilities....................16
            Section 3.10      Employee Benefit Plans........................16
            Section 3.11      Compliance with Law...........................19
            Section 3.12      Litigation....................................19
            Section 3.13      No Default....................................19
            Section 3.14      Taxes.........................................19
            Section 3.15      Contracts.....................................23
            Section 3.16      Transactions with Affiliates..................23
            Section 3.17      Environmental Matters.........................23
            Section 3.18      Intellectual Property.........................25
            Section 3.19      Opinion of Financial Advisor..................25
            Section 3.20      Finders and Investment Bankers................25
            Section 3.21      Takeover Statutes.............................26

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            Section 3.22      Insurance.....................................26
            Section 3.23      Supportive Stockholder Actions................26

ARTICLE 4
WARRANTIES OF SERVICEMASTER AND MERGER SUBSIDIARY...........................27
            Section 4.1       Organization..................................27
            Section 4.2       Corporate Authorization; Validity of Agreement;
                              Necessary Action..............................27
            Section 4.3       Consents and Approvals; No Violations.........28
            Section 4.4       Capitalization................................29
            Section 4.5       SEC Reports and Financial Statements..........29
            Section 4.6       Absence of Certain Changes....................29
            Section 4.7       No Undisclosed Liabilities....................30
            Section 4.8       Litigation.  .................................30
            Section 4.9       Compliance with Law...........................30
            Section 4.10      No Default....................................30
            Section 4.11      Disclosure Documents..........................30
            Section 4.12      Opinion of Financial Advisor..................31

ARTICLE 5
COVENANTS OF LANDCARE.......................................................31
            Section 5.1       Conduct of Business by LandCare Pending the
                              Merger........................................31
            Section 5.2       LandCare Stockholders Meeting.................33
            Section 5.3       Access to Information.........................34
            Section 5.4       No Solicitation...............................34
            Section 5.5       Corporate Organization........................35
            Section 5.6       Pipeline Acquisitions.........................36
            Section 5.7       Redemption of Convertible Notes...............39

ARTICLE  6
COVENANTS OF SERVICEMASTER..................................................40
            Section 6.1       Obligations of Merger Subsidiary. ............40
            Section 6.2       Indemnification...............................40

ARTICLE 7
COVENANTS OF SERVICEMASTER AND LANDCARE.....................................41
            Section 7.1       Diligent Efforts..............................41
            Section 7.2       Certain Filings...............................41
            Section 7.3       Public Announcements..........................41
            Section 7.4       Further Assurances............................41
            Section 7.5       Notices of Certain Events.....................42
            Section 7.6       Preparation of the Registration Statement and
                              the LandCare Proxy Statement..................42
            Section 7.7       Letters of LandCare's Accountants.............43
            Section 7.8       Affiliates....................................43

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            Section 7.9       NYSE Listing..................................43
            Section 7.10      Regulatory Matters and Approvals..............43
            Section 7.11      Tax Treatment.................................44
            Section 7.12      Representations...............................44
            Section 7.13      Material Consents.............................44

ARTICLE 8
CONDITIONS TO THE MERGER....................................................44
            Section 8.1       Conditions to the Obligations of Each Party...44
            Section 8.2       Additional Conditions to the Obligations of
                              ServiceMaster and Merger Subsidiary...........45
            Section 8.3       Additional Conditions to the Obligations of
                              LandCare......................................45

ARTICLE 9
TERMINATION.................................................................46
            Section 9.1       Termination...................................46
            Section 9.2       Waiver........................................47
            Section 9.3       Closing.......................................47
            Section 9.4       Effect of Termination; Termination Fee........48

ARTICLE 10
MISCELLANEOUS...............................................................49
            Section 10.1      Notices.......................................50
            Section 10.2      Survival of Representations and Warranties....50
            Section 10.3      Amendments; No Waivers........................50
            Section 10.4      Expenses......................................50
            Section 10.5      Successors and Assigns........................50
            Section 10.6      Governing Law.................................50
            Section 10.7      Counterparts; Effectiveness...................50
            Section 10.8      Headings......................................51
            Section 10.9      No Third Party Beneficiaries..................51


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           PLAN OF REORGANIZATION AND AGREEMENT AND PLAN OF MERGER

      This Plan of Reorganization and Agreement and Plan of Merger (this "AGREEMENT") has been made as of November 1, 1998 (the "DATE HEREOF") among LandCare USA, Inc., a Delaware corporation ("LANDCARE"), The ServiceMaster Company, a Delaware corporation ("SERVICEMASTER"), and SVM Acquisition Corporation, a Delaware corporation and a wholly- owned subsidiary of ServiceMaster ("MERGER SUBSIDIARY").

      WHEREAS, the respective boards of directors of ServiceMaster, Merger Subsidiary and LandCare have approved, and declared advisable and in the best interests of their respective stockholders, this Agreement and the acquisition of LandCare by ServiceMaster on the terms and conditions set forth herein.

      WHEREAS, ServiceMaster has entered into Voting Agreements with stockholders of LandCare who collectively own approximately 30% of LandCare's Common Stock outstanding on the date hereof (the "Voting Agreements").

      The parties hereto agree as follows:


                                   ARTICLE 1

                                  THE MERGER

      Section 1.1 THE MERGER.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Merger Subsidiary shall be merged (the "MERGER") with and into LandCare in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW"), whereupon the separate existence of Merger Subsidiary shall cease, and LandCare shall continue as the surviving corporation (the "SURVIVING CORPORATION").

            (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth herein, LandCare and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed by ServiceMaster and LandCare and specified in the certificate of merger (the "EFFECTIVE TIME").

            (c) The Merger shall have the effects set forth in Section 259 of the Delaware Law.

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      Section 1.2 CONVERSION OF SHARES.

            (a)   At the Effective Time:

                  (i) each share of common stock, par value $0.01 per share (the
            "LANDCARE COMMON STOCK"), of LandCare (the "SHARES") held by LandCare as treasury stock immediately prior to the Effective Time shall be canceled, and no consideration shall be delivered in exchange therefor;

                  (ii) each share of common stock of Merger Subsidiary
            outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation; and

                  (iii) subject to Section 1.5, each Share outstanding
            immediately prior to the Effective Time shall be converted into the right to receive a fraction (herein called the "EXCHANGE RATIO") of one share common stock, par value $0.01 per share, of ServiceMaster ("SERVICEMASTER COMMON STOCK"). The shares of ServiceMaster Common Stock to be received as consideration pursuant hereto (together with cash in lieu of fractional shares of ServiceMaster Common Stock as specified below) are referred to herein as the "MERGER CONSIDERATION."

            (b)   ADJUSTMENT OF EXCHANGE RATIO.

                  (i) The Exchange Ratio shall be 0.55 in the event that the average of the closing prices (the "FINAL AVERAGE CLOSING PRICE") of ServiceMaster Common Stock on the New York Stock Exchange (the "NYSE") Composite Transaction Tape (as reported in THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) on the 20 consecutive Trading Days (as hereinafter defined) ending on the third Trading Day prior to the Scheduled Meeting Date is more than $16.35 per share and not more than $20.00 per share. The term "SCHEDULED MEETING DATE" means the date specified in the LandCare Proxy Statement (as hereinafter defined) distributed to LandCare's stockholders as the date on which the meeting at which LandCare's stockholders will vote on the Merger is scheduled to occur; provided that if such meeting shall actually be held on a later date, then if ServiceMaster and LandCare shall both agree, the period during which the Final Average Closing Price shall be determined may be changed to a period of 20 consecutive Trading Days ending not more than three Trading Days before the date on which such meeting shall actually occur. "TRADING DAY" means any day on which the NYSE is open for trading. "LANDCARE STOCKHOLDERS MEETING" means the meeting at which the record holders of LandCare Common Stock shall actually vote with respect to the Merger.

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                  (ii) In the event that the Final Average Closing Price is more than $20.00, then the Exchange Ratio shall be the quotient derived by dividing $11 by the Final Average Closing Price.

                  (iii) In the event the Final Average Closing Price is less than $16.36, then unless ServiceMaster shall otherwise notify LandCare in writing prior to the date immediately prior to the date upon which the LandCare Stockholders Meeting is then scheduled to occur (the "FREEZE DEADLINE"), the Exchange Ratio shall automatically adjust to the smallest decimal which when multiplied by the Final Average Closing Price will equal $9.00. If ServiceMaster shall notify LandCare in writing prior to the Freeze Deadline that ServiceMaster elects not to permit the adjustment prescribed by the preceding sentence, then: (i) the Exchange Ratio shall be 0.55 (or such greater number as ServiceMaster shall specify in ServiceMaster's notice to LandCare), (ii) LandCare shall have the right to reschedule the LandCare Stockholders Meeting up to ten days later than the date upon which it otherwise would have been held (provided that without the agreement of LandCare and ServiceMaster such rescheduling shall not cause the period used to determine the Final Average Closing Price to change), and (iii) LandCare shall have the right to terminate this Agreement by giving written notice to ServiceMaster.

                  (iv) If any adjustment is made to the Exchange Ratio pursuant to this Section 1.2(b), then such adjusted Exchange Ratio shall be rounded to four decimal places, rounding upward from 0.00005.

                  (v) LandCare shall set the date for the LandCare Stockholders
            Meeting; provided that without ServiceMaster's consent, such date shall not be earlier than February 15, 1999 and shall not be later than the later of February 15, 1999 or the 45th day after the Securities and Exchange Commission (the "SEC") shall have declared the Registration Statement effective. The parties may by agreement change the date on which the LandCare Stockholders Meeting will occur.

            (c) From and after the Effective Time, all Shares converted in accordance with Section 1.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.3(f) upon surrender in accordance with
Section 1.3, without interest.

      For purposes of this Agreement, "PERSON" or "person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or

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organization, including a government or political subdivision or any agency or instrumentality thereof. For purposes of this Agreement, the word "SUBSIDIARY" when used with respect to any Person means any other corporation or other entity of which a majority of the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect, in the aggregate with such other events, changes or effects, which is materially adverse to the business, financial condition, operations, results of operations or prospects of such entity (or group of entities taken as a whole).

      Section 1.3 SURRENDER AND PAYMENT.

            (a) Prior to the Effective Time, ServiceMaster shall appoint an agent reasonably acceptable to LandCare (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Immediately following the Effective Time, ServiceMaster shall deposit with the Exchange Agent, for the benefit of the holders of certificates formerly representing Shares, the Merger Consideration issuable pursuant to Section 1.2(a)(iii) in exchange for outstanding Shares. Promptly after the Effective Time, ServiceMaster will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time (i) a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to the certificates representing ServiceMaster Common Stock and LandCare Common Stock shall pass, only upon proper deliver of the certificates formerly representing Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates formerly representing Shares in exchange for the Merger Consideration.

            (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates formerly representing such Shares, together with a properly completed and duly executed letter of transmittal covering such Shares and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive the Merger Consideration payable in respect of such Shares and any dividends payable pursuant to Section 1.3(f). Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.3(f), without interest.

            (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares formerly represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of

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such Shares represented by the certificate or certificates so surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

            (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

            (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to ServiceMaster, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to ServiceMaster for payment of the Merger Consideration and any dividends payable pursuant to Section 1.3(f) in respect of his Shares. Neither ServiceMaster, LandCare nor the Exchange Agent shall be liable to any person in respect of any shares of ServiceMaster Common Stock, any dividends or distributions with respect thereto or any cash in lieu of fractional shares of ServiceMaster Common Stock, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate representing Shares shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such certificate or any cash payable to the holder of such certificate formerly representing LandCare Common Stock pursuant to this Article 1, would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any such Merger Consideration, dividends or distributions in respect of such certificate or such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

            (f) No dividends or other distributions with respect to ServiceMaster Common Stock issued in connection with the Merger shall be paid to the holder of any unsurrendered certificates formerly representing Shares until such certificates are surrendered as provided in this Section 1.3. Subject to the effect of applicable laws, following the surrender of such certificates, there shall be paid, without interest, to the record holder of ServiceMaster Common Stock issued in exchange therefor at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of ServiceMaster Common Stock and not previously paid, less the amount of any withholding taxes which may be required thereon.

            (g) The Exchange Agent shall invest any cash deposited with the Exchange Agent, as directed by ServiceMaster, on a daily basis. Any interest and other income resulting from such investments shall be paid to ServiceMaster.

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            (h) If any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of ServiceMaster Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case, due to such person pursuant to this Agreement.

      Section 1.4 STOCK OPTIONS.

            (a) As soon as practicable following the date of this Agreement, the Board of Directors of LandCare (and, if appropriate, any committee administering its 1998 Long-Term Incentive Plan and 1998 Non-Employee Director's Stock Plan (the "LANDCARE OPTION PLANS")) shall adopt such resolutions or take such other actions as may be required to effect the following:

                  (i) adjust the terms of all outstanding LandCare Stock Options
            (defined below) granted under the LandCare Option Plans and the terms of the LandCare Option Plans, to provide that at the Effective Time, each LandCare Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such LandCare Stock Option (subject to adjustments and lapsing of restrictions, vesting or acceleration of exercisability of LandCare Stock Options required by this Section 1.4), the same number of shares of ServiceMaster Common Stock as the holder of such LandCare Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such LandCare Stock Option in full immediately prior to the Effective Time, at a price per share equal to the quotient derived by dividing the Exchange Ratio into the exercise price per share at which the LandCare Common Stock shall have been purchasable on exercise of such LandCare Stock Option prior to the Effective Time; and

                  (ii) make such other changes to the LandCare Option Plans as it deems appropriate to give effect to the Merger (subject to approval of ServiceMaster, which shall not be unreasonably withheld).

            (b) At the Effective Time and subject to the last sentence to this
Section 1.4(b), all conditions and restrictions relating to all outstanding LandCare Stock Options which have been granted pursuant to the LandCare Option Plans (the "LANDCARE STOCK OPTIONS"), including limitations on exercisability, risks of forfeiture and conditions and restrictions requiring continued performance of services with respect to the exercisability or settlement of such LandCare Stock Options, shall immediately lapse. LandCare shall use diligent efforts to cause the individuals listed

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in Section 1.4(b) of the LandCare Disclosure Schedule (as hereinafter defined)
(hereinafter referred to as the "SENIOR OPTION HOLDERS") to waive the complete lapsing of conditions and restrictions relating to exercisability of LandCare Stock Options set forth above, and accept a modified vesting schedule whereby one-half of each Senior Option Holder's LandCare Stock Options shall vest and thereafter be exercisable as provided in the respective LandCare Option Agreement on the date six months immediately following the Effective Time, and the remaining one-half of such LandCare Stock Options shall vest and thereafter be exercisable as provided in the respective LandCare Option Agreement on the first anniversary of the Effective Time; provided, however, in the event a Senior Option Holder's employment is terminated by LandCare without Cause (as defined in the respective Senior Option Holder's employment agreement with LandCare) or if the Senior Option Holder elects to terminate his employment with LandCare for Good Reason (as defined in the respective Senior Option Holder's employment agreement with LandCare) the unvested portion of such Senior Option Holder's LandCare Stock Options shall immediately vest and be exercisable for a period of three months following termination of employment.

            (c) As soon as practicable after the Effective Time, ServiceMaster shall deliver to the holders of LandCare Stock Options appropriate notices setting forth such holders' rights pursuant to the respective LandCare Option Plans and the agreements evidencing the grants of such LandCare Stock Options shall continue in effect on the same terms and conditions (except as expressly provided above).

            (d) ServiceMaster shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ServiceMaster Common Stock for delivery on exercise of the LandCare Stock Options assumed in accordance with this Section 1.4. As soon as reasonably practicable after the Effective Time, ServiceMaster shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of ServiceMaster Common Stock subject to such LandCare Stock Options and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such LandCare Stock Options remain outstanding.

      Section 1.5 FRACTIONAL SHARES.

            (a) No certificates or scrip representing fractional shares of ServiceMaster Common Stock shall be issued upon the surrender for exchange of certificates formerly representing Shares, no dividend or distribution of ServiceMaster shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of ServiceMaster.

            (b) As promptly as practicable following the Effective Time, ServiceMaster shall cause the Exchange Agent to determine the excess of (i) the number of whole shares of ServiceMaster Common Stock delivered to the Exchange Agent by ServiceMaster pursuant to

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Section 1.3(a) hereof over (ii) the aggregate number of whole shares of
ServiceMaster Common Stock to be distributed to former holders of Shares pursuant to Section 1.3(b) hereof (such excess being herein called the "EXCESS SHARES"). Following the Effective Time, the Exchange Agent shall, on behalf of former holders of certificates representing Shares, sell the Excess Shares at then-prevailing prices on the NYSE, all in the manner provided in this Section.

            (c) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. ServiceMaster shall cause the Exchange Agent to use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of certificates formerly representing Shares, the Exchange Agent shall hold such proceeds in trust for such holders (the "COMMON STOCK TRUST"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Stock Trust to which each former holder of Shares is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Shares is entitled (after taking into account all Shares held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Shares are entitled.

            (d) Notwithstanding subsections (a), (b) and (c) above, the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments herein above contemplated, to pay each former holder of Shares an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such former holder (after taking into account all Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price for a share of ServiceMaster Common Stock as reported on the NYSE Composite Transaction Tape (as reported in THE WALL STREET JOURNAL, or, if not reported thereby, any other authoritative source) on the Closing Date (as hereinafter defined), and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this subsection
(d).

            (e) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of certificates formerly representing Shares with respect to any fractional share interests, ServiceMaster shall cause the Exchange Agent to make available such amounts to such holders of certificates formerly representing Shares, subject to surrender of such certificates in accordance with Section 1.3. For purposes of this Section 1.5, Shares of any holder represented

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by two or more certificates may be aggregated, and in no event shall any holder be paid an amount in cash in respect of more than one share of ServiceMaster Common Stock.

      Section 1.6 ADJUSTMENTS. In the event of any stock dividend in respect of outstanding ServiceMaster Common Stock, or of any split, combination or reclassification of the outstanding ServiceMaster Common Stock or of any issuance of any other securities in exchange or in substitution for outstanding shares of ServiceMaster Common Stock at any time during the period from the date of this Agreement to the Effective Time, LandCare and ServiceMaster shall make such adjustment to the Merger Consideration as LandCare and ServiceMaster shall mutually agree so as to preserve the economic benefits that LandCare and ServiceMaster each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE 2

                           THE SURVIVING CORPORATION

      Section 2.1 CERTIFICATE OF INCORPORATION. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

      Section 2.2 BYLAWS. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

      Section 2.3 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation, the directors and officers of Merger Subsidiary at the Effective Time shall be the directors and officers of the Surviving Corporation, and the directors and officers of LandCare immediately prior to the Effective Time shall cease to be directors and officers of LandCare at the Effective Time.

                                   ARTICLE 3

                              LANDCARE WARRANTIES

      References in this Agreement to the "LANDCARE DISCLOSURE SCHEDULE" mean the document captioned "LandCare Disclosure Schedule" as constituted upon its delivery to ServiceMaster prior to ServiceMaster's execution and delivery of this Agreement. LandCare warrants to ServiceMaster and Merger Subsidiary, subject in the case of the warranties in each particular section below to the exceptions set forth in the corresponding section of the LandCare Disclosure
Schedule:

MA111ECA.WPD                       - 9 -

      Section 3.1 ORGANIZATION. Each of LandCare and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole. Each of LandCare and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

      Section 3.2 CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; BOARD ACTION.

            (a) LandCare has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its stockholders as contemplated by Section 5.2 with respect to the adoption of this Agreement, to consummate the transactions contemplated hereby. The execution, delivery and performance by LandCare of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its board of directors and, except for obtaining the approval of the stockholders of LandCare as contemplated by Section 5.2 with respect to the adoption of this Agreement, no other corporate action or proceedings on the part of LandCare is necessary to authorize the execution and delivery by LandCare of this Agreement, and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by LandCare and, assuming this Agreement constitutes a valid and binding obligation of ServiceMaster and Merger Subsidiary, constitutes a valid and binding obligation of LandCare, enforceable against LandCare in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (b) The affirmative vote of the holders of a majority of the LandCare Common Stock outstanding at the record date for the LandCare Stockholders Meeting is the only vote of the holders of any class or series of capital stock of LandCare necessary to adopt this Agreement, and thus to approve of the transactions contemplated by this Agreement.

      Section 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Hart-Scott-Rodino Antitrust Improvements Act of

MA111ECA.WPD                       - 10 -

1976, as amended (the "HSR ACT"), the state securities or "blue sky" laws, state takeover laws, and except for the adoption of this Agreement by the stockholders of LandCare and the filing of the certificate of merger as required by Delaware Law, neither the execution, delivery or performance of this Agreement nor the consummation by LandCare of the transactions contemplated hereby nor compliance by LandCare with any of the provisions hereof will:

            (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or similar organizational documents of LandCare or of any of its Subsidiaries;

            (b) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, commission or agency (a "GOVERNMENTAL ENTITY"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole and would not, or would not be reasonably likely to, materially impair the ability of LandCare, ServiceMaster or Merger Subsidiary to consummate the transactions contemplated by this Agreement;

            (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "DEBT INSTRUMENTS"), lease, license, contract, agreement or other instrument or obligation to which LandCare or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "LANDCARE AGREEMENT"), except for any violation, breach or default which would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole;

            (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to LandCare, any of its Subsidiaries or any of their properties or assets, except for any violation which would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole; or

            (e) result in the creation or imposition of any mortgage, lien, pledge, charge, encumbrance or other security interest on any asset of LandCare or any of its Subsidiaries, except for any such results which would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

      Section 3.4 CAPITALIZATION.

            (a) The authorized capital stock of LandCare consists of 102,000,000 shares of LandCare Common Stock (including shares of LandCare Common Stock issued upon the conversion of LandCare's Restricted Voting Common Stock) and 5,000,000 shares of preferred

MA111ECA.WPD                       - 11 -
stock, par value $ .01 per share ("LANDCARE PREFERRED STOCK"). As of the close of business on the date hereof, (i) 16,624,463 shares of LandCare Common Stock were issued and outstanding and no shares of LandCare Common Stock were held in treasury and (ii) no shares of LandCare Preferred Stock were issued and outstanding or held in treasury. All outstanding shares of the capital stock of LandCare are, and all shares which may be issued pursuant to the exercise of LandCare Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable.

            (b) As of the date hereof, options to acquire an aggregate of 2,185,673 shares of LandCare Common Stock are outstanding under the LandCare Option Plans. Schedule 3.4(b) lists each holder of an option under the LandCare Option Plans, the number of shares of LandCare Common Stock issuable with respect to each such option (assuming full vesting) and the exercise price of such option. No option issued by the LandCare is or purports to be an "incentive stock option" within the meaning of Section 422 of the Code (as hereinafter defined).

            (c) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("VOTING DEBT") of LandCare or any of its Subsidiaries issued and outstanding. There are no shares of capital stock of LandCare authorized, issued or outstanding and there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of LandCare or any of its Subsidiaries, obligating LandCare or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, LandCare or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of LandCare or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment.

            (d) There are no outstanding contractual obligations of LandCare or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of LandCare or any Subsidiary or affiliate of LandCare or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. None of LandCare or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of LandCare, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

            (e) Except for the Voting Agreements identified in the preamble to this Agreement, there are no voting trusts or other agreements or understandings to which LandCare or any of its Subsidiaries is a party with respect to the voting of the capital stock of LandCare or any of the Subsidiaries.

MA111ECA.WPD                       - 12 -

      Section 3.5 SUBSIDIARIES; CAPITALIZATION OF SUBSIDIARIES. Schedule 3.5 sets forth a complete and correct list of the direct and indirect Subsidiaries of LandCare. All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of LandCare, is owned by LandCare, directly or indirectly, free and clear of any mortgage, lien, pledge, charge, encumbrance or other security interest (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), and all such shares or other ownership interests have been validly issued and are fully paid and nonassessable.

      Section 3.6 SEC REPORTS AND FINANCIAL STATEMENTS.

            (a) LandCare has filed with the SEC and has heretofore made available to ServiceMaster true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since the LandCare's inception under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "LANDCARE SEC DOCUMENTS"). As of their respective dates or, if amended, as of the date of the last such amendment, the LandCare SEC Documents, including, without limitation, any financial statements and schedules included therein, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

            (b) Each of the consolidated financial statements included in LandCare SEC Documents and the Third Quarter Financial Statements (as hereinafter defined) has been prepared from, and is in accordance with, the books and records of LandCare and/or its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations (and changes in financial position, if any) of LandCare and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments and lack of footnote disclosures). "THIRD QUARTER FINANCIAL STATEMENTS" means the unaudited consolidated and consolidating balance sheets and statements of income and changes in stockholders' equity of LandCare as of and for the three and nine months ended September 30, 1998 attached hereto as Schedule 3.6.

      Section 3.7 DISCLOSURE DOCUMENTS.

MA111ECA.WPD                       - 13 -

            (a) None of the information supplied or to be supplied by LandCare specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by ServiceMaster in connection with the issuance of ServiceMaster Common Stock in connection with the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the proxy statement of LandCare to be filed by LandCare with the SEC in connection with the Merger (the "LANDCARE PROXY STATEMENT") will, at the date it is first mailed to the stockholders of LandCare or at the time of the LandCare Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The LandCare Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by LandCare with respect to statements made or incorporated by reference therein based on information supplied by ServiceMaster specifically for inclusion or incorporation by reference in the LandCare Proxy Statement.

            (c) At the time of the filing of any disclosure document filed after the date hereof pursuant to the Securities Act, the Exchange Act or any state securities law (other than the LandCare Proxy Statement, each a "LANDCARE DISCLOSURE DOCUMENT"), and at the time of distribution thereof and until the Closing Date, each such LandCare Disclosure Document (as supplemented or amended) will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      Section 3.8 ABSENCE OF CERTAIN CHANGES. Since June 30, 1998, LandCare and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business. Since June 30, 1998 there has not occurred:

            (a) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, or which would be reasonably likely to have, in the aggregate, a material adverse effect on LandCare and its Subsidiaries taken as a whole;

            (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of LandCare or of any of its Subsidiaries, other than dividends paid by wholly-owned Subsidiaries;

MA111ECA.WPD                       - 14 -

            (c) any change by LandCare or any of its Subsidiaries in accounting principles or methods, except for any such change required by reason of a change in GAAP;

            (d) any amendment of any term of any outstanding security of LandCare or any of its Subsidiaries that would materially increase the obligations of LandCare or of such Subsidiary under such security;

            (e) any incurrence or assumption by LandCare or any of its Subsidiaries of any indebtedness for borrowed money other than (i) under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder), (ii) in the ordinary course of business (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary course of business) or (iii) in connection with any acquisition or capital expenditure permitted by Section 5.1 or the transactions contemplated hereby;

            (f) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by LandCare or any of its Subsidiaries for the obligations of any other person (other than any wholly-owned Subsidiary of LandCare), other than in the ordinary course of business;

            (g) any making of any loan, advance or capital contribution to or investment in any person by LandCare or any of its Subsidiaries other than (i) any acquisition permitted by Section 5.6, (ii) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of LandCare or
(iii) loans or advances to employees of LandCare or any of its Subsidiaries made in the ordinary course of business;

            (h) any contract or agreement entered into by LandCare or any of its Subsidiaries on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or any modification, amendment, assignment, termination or relinquishment by LandCare or any of its Subsidiaries of any contract, license or other right (including any insurance policy naming it or any of its Subsidiaries as a beneficiary or a loss payable payee) that would have a material adverse effect on LandCare and its Subsidiaries taken as a whole, other than transactions, commitments, contracts or agreements in the ordinary course of business and those contemplated by this Agreement; or

            (i) any employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of LandCare or any of its Subsidiaries (or any amendment to any such existing agreement), grant of any severance or termination pay to any director, officer or employee of LandCare or any of its Subsidiaries or change in compensation or other benefits payable to any director, officer or employee of LandCare or any of its Subsidiaries pursuant to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business.

MA111ECA.WPD                       - 15 -

      For purposes of this Agreement, "ordinary course of business" with respect to LandCare and/or its Subsidiaries shall be determined by reference to the period subsequent to the time LandCare became subject to the Exchange Act and with respect to any particular Subsidiary, subsequent to the time that such Subsidiary became a Subsidiary of LandCare .

      Section 3.9 NO UNDISCLOSED LIABILITIES. Except (i) to the extent disclosed in LandCare SEC Documents filed prior to the date of this Agreement and (ii) for liabilities and obligations incurred since September 30, 1998 in the ordinary course of business, neither LandCare nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on LandCare and its Subsidiaries taken as a whole. Schedule 3.9 sets forth each instrument evidencing indebtedness of LandCare and its Subsidiaries which will accelerate or become due or payable, or result in a right of redemption or repurchase on the part of the holder of such indebtedness, or with respect to which any other payment or amount will become due or payable, in any such case with or without due notice or lapse of time, as a result of this Agreement or the transactions contemplated hereby.

      Section 3.10 EMPLOYEE BENEFIT PLANS.

            (a) Schedule 3.10(a) contains an accurate and complete list of (i) each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) contributed to, maintained or sponsored by LandCare or any of its Subsidiaries, or with respect to which LandCare or any of its Subsidiaries has any liability or potential liability; and (ii) each other retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, travel, fringe benefit, hospitalization or other medical, disability, life or other insurance, and any other welfare benefit policy, trust, understanding or arrangement of any kind, whether written or oral, contributed to, maintained or sponsored by LandCare or any of its Subsidiaries for the benefit of any present or former employee, officer or director of LandCare or any of its Subsidiaries, or with respect to which LandCare or any of its Subsidiaries has any liability or potential liability. Each item listed on Schedule 3.10(a) is referred to herein as a "BENEFIT PLAN."

            (b) Schedule 3.10(b) contains an accurate and complete list of each collective bargaining agreement and each other agreement, arrangement, commitment, understanding, plan, or policy of any kind, whether written or oral, with or for the benefit of any current or former employee, officer, director or consultant of LandCare or any of its Subsidiaries (including, without limitation, each employment, compensation, termination or consulting agreement or arrangement). Each item listed on Schedule 3.10(b) is referred to herein as a "COMPENSATION COMMITMENT."

MA111ECA.WPD                       - 16 -

            (c) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and each trust which forms a part of any such Benefit Plan (i) has received a determination from the Internal Revenue Service (the "IRS") that such Benefit Plan is qualified under Section 401(a) of the Code and that such related trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan or the exemption from taxation of such related trust; and (ii) is in compliance with the requirements of Sections 401(a)(4) and 410(b) of the Code for each plan year of such Benefit Plan commencing on or before the Closing Date.

            (d) Neither LandCare nor any of its Subsidiaries currently contribute to, maintain, sponsor or have any liability with respect to any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of ERISA or Section 412 of the Code, and neither LandCare nor any of its Subsidiaries has contributed to, maintained or sponsored or have any liability with respect to any such employee pension benefit plan for any time preceding the Closing Date.

            (e) None of the Benefit Plans or Compensation Commitments obligates LandCare or any of its Subsidiaries to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.

            (f) (i) Each Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance with its respective terms and the terms of any applicable collective bargaining agreements and in compliance with all applicable laws and regulations, including, but not limited to, ERISA and the Code; (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan, and neither LandCare nor any of its Subsidiaries is aware of any facts or circumstances that would materially change the funded status of any such Benefit Plan; (iii) no asset of LandCare or any of its Subsidiaries that is to be acquired by ServiceMaster, directly or indirectly, pursuant to this Agreement is subject to any lien under ERISA or the Code; (iv) neither LandCare nor any of its Subsidiaries has incurred any liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due); and (v) there are no pending or threatened actions, suits, investigations or claims with respect to any Benefit Plan or Compensation Commitment (other than routine claims for benefits) which could result in liability to LandCare or any of its Subsidiaries (whether direct or indirect), and neither LandCare nor any of its Subsidiaries has knowledge of any facts which could give rise to (or be expected to give rise to) any such actions, suits, investigations or claims.

            (g) (i) LandCare and each of its Subsidiaries has complied with the health care continuation requirements of Part 6 of Title I of ERISA; and (ii) LandCare and its Subsidiaries

MA111ECA.WPD                       - 17 -
have no obligation under any Benefit Plan or otherwise to provide health benefits to former employees of LandCare or any of its Subsidiaries or any other person, except as specifically required by Part 6 of Title I of ERISA.

            (h) (i) Neither LandCare nor any of its Subsidiaries has incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any Benefit Plan subject to Title IV of ERISA which is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) (a "MULTIEMPLOYER PLAN"), no such liability has been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; and (ii) neither LandCare nor any of its Subsidiaries is bound by any contract or agreement or has any obligation or liability described in Section 4204 of ERISA. To the best knowledge of LandCare and each of its Subsidiaries, each Multiemployer Plan complies in form and has been administered in accordance with the requirements of ERISA and, where applicable, the Code; and each Multiemployer Plan is qualified under Section 401(a) of the Code as amended to the date hereof.

            (i) The actions contemplated by this Agreement will not give rise to any liability with respect to any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

            (j) Neither LandCare nor any ERISA Affiliate has any liability or potential liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity.

            (k) Neither LandCare nor any of its Subsidiaries has, contributes to, maintains or sponsors or has any liability with respect to any employee benefit plan, agreement or arrangement applicable to employees of LandCare or any of its Subsidiaries located outside the United States (the "FOREIGN PLANS").

            (l) With respect to each Benefit Plan and each Compensation Commitment, LandCare or the appropriate Subsidiary of LandCare has made available to ServiceMaster true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Benefit Plan or Compensation Commitment is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments),
(iii) the most recent financial statement, (iv) the most recent actuarial valuation of benefit obligations, and (v) the most recent determination letter received from the IRS and the most recent application to the IRS for such determination letter.

      Section 3.11 COMPLIANCE WITH LAW. LandCare and its Subsidiaries have complied with all laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and

MA111ECA.WPD                       - 18 -
injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance regulatory, antitrust laws, ERISA and laws relating to Taxes (as hereinafter defined), except to the extent that any such non-compliance would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

      Section 3.12 LITIGATION. There is no suit, claim, action, proceeding, review or investigation pending or, to the knowledge of LandCare, threatened against or affecting, LandCare or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a material adverse effect on LandCare and its Subsidiaries taken as a whole, or would, or would be reasonably likely to, materially impair the ability of LandCare to consummate the transactions contemplated by this Agreement.

      Section 3.13 NO DEFAULT. The business of LandCare and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective certificate of incorporation or bylaws or similar organizational documents, or (b) any LandCare Agreement, excluding from the foregoing clause (b) defaults or violations that would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole and would not, or would not be reasonably likely to, materially impair the ability of LandCare, ServiceMaster or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

      Section 3.14 TAXES.

            (a)   DEFINITIONS.  For purposes of all of Section 3.14:

                  (i) The term "LANDCARE" includes LandCare and each Subsidiary of LandCare, including without limitation any corporation or other entity that became or becomes a Subsidiary of the Company prior to the Effective Time.

                  (ii) The term "TAX" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

                  (iii) The term "RETURN" means any returns, declarations,
            reports, claims for refund, amended returns, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be

MA111ECA.WPD                       - 19 -
            filed in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

            (b)   TAX FILINGS AND PAYMENTS.

                  (i) All Returns (as hereinafter defined) required to be filed on or before the date hereof and the date of the Closing by or on behalf of LandCare have been duly filed on a timely basis and such Returns are true, correct and complete in all material respects, except that such returns may contain inadvertent errors and omissions which are not material.

                  (ii) LandCare has timely paid or made adequate provision for all Taxes and, no other material Taxes are payable by LandCare with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns).

                  (iii) LandCare has made or will make adequate provision for all Taxes payable for any periods that end on or before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing.

                  (iv) The charges, accruals and reserves for current Taxes
            (excluding reserves for deferred Taxes) reflected on the books of LandCare are not materially less than the Tax liabilities accruing or payable by LandCare in respect of periods prior to the date hereof and such charges, accruals and reserves are reflected on LandCare's most recent financial statements.

                  (v) LandCare is not delinquent in the payment of any Taxes or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent and which Taxes have not been paid.

                  (vi) No deficiencies exist for any Taxes or any penalties, interest or assessments nor have any been proposed, asserted, or assessed against LandCare that are not adequately reserved for.

                  (vii) There is no dispute or claim concerning any material Tax liability of LandCare either (A) claimed or raised by any authority in writing or (B) as to which LandCare has knowledge based upon personal contact with any agent of such authority.

MA111ECA.WPD                       - 20 -

                  (viii) There is no pending audit, examination, or, to
            LandCare's knowledge, any investigation of any Return by any authority nor has LandCare received any notice of such audit, examination, or investigation.

                  (ix) LandCare has not waived any statute of limitations in respect of Taxes or granted any extension of the limitations period applicable to any claim of Taxes.

                  (x) LandCare is not subject to liability for Taxes of any
            person (other than LandCare or any other member of the affiliated group of corporations that files a consolidated federal income tax return, of which LandCare is the common parent), including, without limitation, liability arising from the application of U.S. Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law.

                  (xi) LandCare is not nor has it ever been a party to any tax sharing agreement with any entity.

                  (xii) To LandCare's knowledge, no claim has ever been made by an authority in a jurisdiction where LandCare does not file Returns that it is or may be subject to taxation by that jurisdiction.

                  (xiii) There are no liens on any of the assets of LandCare that arose in connection with any failure (or alleged failure) to pay any Taxes.

                  (xiv) LandCare has withheld and paid over and complied with all material information reporting and backup withholding requirements, including, without limitation, maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (xv) LandCare does not expect any authority to assess any
            additional Taxes for any period for which Returns have been filed except to an extent consistent with LandCare's past experience as reflected in its publicly released financial statements.

                  (xvi) LandCare has delivered to ServiceMaster correct and
            complete copies of all Returns, examination reports, and statements of deficiencies assessed against or agreed to by LandCare.

MA111ECA.WPD                       - 21 -

                  (xvii) LandCare is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to the amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

                  (xviii) All material net operating losses, credits and other tax attributes utilized by LandCare during any taxable year ending on or prior to the Closing were fully and properly available to LandCare under all applicable tax laws, regulations and administrative interpretations thereof.

            (c) TAX CHARACTERISTICS OF LANDCARE.

                  (i) To LandCare's knowledge, no stockholder of LandCare who owns more than 5% of LandCare's Common Stock is a "foreign person" (as that term is defined in Section 1445(f)(3) of the Code).

                  (ii) LandCare is not a "consenting corporation" under Section
            341(f) of the Code.

                  (iii) LandCare has not entered into any compensatory agreement with respect to the performance of services which payment thereunder would result in a nondeductible expense to LandCare pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

                  (iv) LandCare has not agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                  (v) To LandCare's knowledge, LandCare will not be required as a result of any "closing agreement" described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing.

                  (vi) LandCare will not be required as a result of any deferred intercompany gain described in Treasury Regulation Section 1.1502-13 or any excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law), to include any item of income in taxable income for any period (or portion thereof) ending after the Closing Date.

MA111ECA.WPD                       - 22 -

                  (vii) Not later than December 1, 1998, LandCare will supply a schedule to ServiceMaster showing: (A) the amount of any net operating loss, net capital loss, unused credits, unused foreign tax or excess charitable contribution; and (B) the amount of any deferred gain or loss arising out of any deferred intercompany transaction.

      Section 3.15 CONTRACTS. Each material LandCare Agreement is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole, and there are no defaults thereunder, except those defaults that would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole. Neither LandCare nor any of its Subsidiaries is a party to any agreement that expressly and materially limits the ability of LandCare or any of its Subsidiaries to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time. All material contracts of LandCare and its Subsidiaries will continue to be legal, valid, binding and enforceable, and in full force and effect, on identical terms following the consummation of the Merger.

      Section 3.16 TRANSACTIONS WITH AFFILIATES. Except to the extent disclosed in LandCare SEC Documents filed prior to the date of this Agreement, since June 30, 1998 there have been no material transactions, agreements, arrangements or understandings between LandCare or its Subsidiaries, on the one hand, and the affiliates of LandCare (other than wholly-owned Subsidiaries of LandCare) or other Persons, on the other hand, that would be required to be disclosed under
Item 404 of Regulation S-K under the Securities Act.

      Section 3.17 ENVIRONMENTAL MATTERS. Except as set forth in LandCare SEC Documents filed prior the date hereof:

            (a) For purposes of this Agreement, "ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended.

            (b) Each of LandCare and its Subsidiaries has complied and is in compliance with all Environmental, Health, and Safety Requirements, except for any noncompliance that

MA111ECA.WPD                       - 23 -
would not, in the aggregate, have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

            (c) Without limiting the generality of the foregoing, each of LandCare and its Subsidiaries has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements ("ENVIRONMENTAL PERMITS") for the occupation of its facilities and the operation of its business, except for any failure to maintain or comply with Environmental Permits that would not, in the aggregate, have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

            (d) Neither LandCare, nor any of its Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health and Safety Requirements, except for such notices, reports or other information, the subject of which would not, in the aggregate, have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

            (e) None of LandCare or its Subsidiaries, or their respective predecessors, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental, Health and Safety Requirements, except for such liabilities that would not, in the aggregate, have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

            (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health and Safety Requirements.

            (g) Neither LandCare nor its Subsidiaries has, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental, Health and Safety Requirements except that the Company acquires ownership of businesses by merging the entity owning the business with a subsidiary of the Company and

MA111ECA.WPD                       - 24 -
in such acquisitions the resulting subsidiary would be subject to the liabilities to which the merging entity was subject.

            (h) No facts, events or conditions relating to the past or present facilities, properties or operations of LandCare, its Subsidiaries or any of their predecessors will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage, except for such liabilities which would not, in the aggregate, have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

      Section 3.18 INTELLECTUAL PROPERTY. LandCare and its Subsidiaries own or have a valid license to use all patents, trademarks, service marks, trade names, copyrights, trade secrets and other intellectual property rights (collectively, the "LANDCARE INTELLECTUAL PROPERTY") necessary to carry on their respective business as currently conducted; and neither LandCare nor any of its Subsidiaries has received any notice of infringements of or conflict with, and to LandCare's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of LandCare Intellectual Property that, in either such case, would have a material adverse effect on LandCare.

      Section 3.19 OPINION OF FINANCIAL ADVISOR. LandCare has received the written opinion of BT Alex. Brown Incorporated ("BT ALEX. BROWN") to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Shares in connection with the Merger is fair to such holders from a financial point of view. LandCare has delivered or made available to ServiceMaster a copy of such opinion.

      Section 3.20 FINDERS AND INVESTMENT BANKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transactions contemplated by this Agreement or any similar transaction based upon arrangements made by or on behalf of LandCare, except for the arrangements between LandCare and BT Alex. Brown under which the aggregate payments will not exceed $1.2 million. LandCare shall supply ServiceMaster not later than November 5, 1998 with the engagement letter for BT Alex. Brown and all other agreements or understandings affecting the amount that may be payable by LandCare to BT Alex. Brown.

      Section 3.21 TAKEOVER STATUTES. To the best of LandCare's knowledge, no "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each, a "TAKEOVER STATUTE") applicable to

MA111ECA.WPD                       - 25 -

LandCare or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated by this Agreement.

      Section 3.22 INSURANCE. The LandCare Disclosure Schedule lists the insurance policies covering LandCare on the date hereof and on the date hereof each such policy is in full force and effect. Neither LandCare nor any Subsidiary of LandCare is in default with respect to its obligations under any insurance policy maintained by it, and neither LandCare nor any LandCare Subsidiary (since the time any such Subsidiary became a Subsidiary of LandCare) has been denied insurance coverage at any time for any reason.

      Section 3.23 SUPPORTIVE STOCKHOLDER ACTIONS.

            (a) Every person listed in Section 3.23(a) of the LandCare Disclosure Schedule has executed in the capacity of stockholder a Voting Agreement in a form substantially identical to the Voting Agreement executed on the date hereof between ServiceMaster and Linda T. Benge. The persons listed in
Section 3.23(a) of the LandCare Disclosure Schedule collectively own and have the right to vote approximately 30% shares of LandCare Common Stock outstanding on the date hereof.

            (b) LandCare has obtained Voting and Share Substitution Agreements from each of the persons listed in Section 3.23(b) of the LandCare Disclosure
Schedule in substantially the form previously provided to ServiceMaster and each such agreement is enforceable against the person listed in Section 3.23(b) of the LandCare Disclosure Schedule who is a party to that Agreement in accordance with its terms.

            (c) Agreements complying with Section 1.4 (b) have been obtained from the five individuals cited in Section 1.4(b) of the LandCare Disclosure Schedule and each such Agreement is enforceable against the individual party to it in accordance with its terms.

            (d) LandCare will provide ServiceMaster with two original executed copies of each such agreement cited in this Section 3.23 not later than November 5, 1998.

MA111ECA.WPD                       - 26 -

                                   ARTICLE 4

                                 WARRANTIES OF
                      SERVICEMASTER AND MERGER SUBSIDIARY

      References in this Agreement to the "SERVICEMASTER DISCLOSURE SCHEDULE" mean the document captioned "ServiceMaster Disclosure Schedule" as constituted upon its delivery to LandCare prior to LandCare's execution and delivery of this Agreement. ServiceMaster warrants to LandCare, subject in the case of the warranties in each particular section below to the exceptions set forth in the corresponding section of the ServiceMaster Disclosure Schedule:

      Section 4.1 ORGANIZATION. ServiceMaster is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of ServiceMaster and its Subsidiaries has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole. ServiceMaster and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate, have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole. Merger Subsidiary has not heretofore conducted any business other than in connection with this Agreement and the transactions contemplated hereby.

      Section 4.2 CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. ServiceMaster and Merger Subsidiary have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by ServiceMaster and Merger Subsidiary of this Agreement and the consummation by ServiceMaster and Merger Subsidiary of the transactions contemplated hereby have been duly and validly authorized by their respective boards of directors and no other corporate action or proceedings on the part of ServiceMaster and Merger Subsidiary are necessary to authorize the execution and delivery by ServiceMaster and Merger Subsidiary of this Agreement, and the consummation by ServiceMaster and Merger Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by ServiceMaster and Merger Subsidiary, and, assuming this Agreement constitutes a valid and binding obligation of LandCare, constitutes a valid and binding obligation of each of ServiceMaster and Merger Subsidiary, enforceable against each of them in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance

MA111ECA.WPD                       - 27 -
and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. ServiceMaster Common Stock to be issued in connection with the Merger will when issued be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No vote of the holders of ServiceMaster Common Stock is necessary for ServiceMaster to consummate the Merger or to issue the shares of ServiceMaster Common Stock to be issued in connection with the Merger or for Merger Subsidiary to consummate the Merger.

      Section 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, state Securities or "blue sky" laws and any applicable state takeover laws, and the filing of the Certificate of Merger as required by Delaware Law, neither the execution, delivery or performance of this Agreement by ServiceMaster and Merger Subsidiary nor the consummation by ServiceMaster and Merger Subsidiary of the transactions contemplated hereby nor compliance by ServiceMaster and Merger Subsidiary with any of the provisions hereof will:

            (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of ServiceMaster or Merger Subsidiary or any other Subsidiary of ServiceMaster;

            (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole and would not, or would not be reasonably likely to, materially impair the ability of LandCare, ServiceMaster and Merger Subsidiary to consummate the transactions contemplated by this Agreement;

            (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which ServiceMaster or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound other than any violation, breach or default which would not have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole; or

            (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ServiceMaster, any of its Subsidiaries or any of their properties or assets, other than any violation which would not have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole.

MA111ECA.WPD                       - 28 -

      Section 4.4 CAPITALIZATION. The authorized capital stock of ServiceMaster consists of 1,000,000,000 shares of ServiceMaster Common Stock and 11,000,000 shares of preferred stock, par value $0.01 per share (the "SERVICEMASTER PREFERRED STOCK"). As of the close of business on October 23, 1998, (a) 296,104,099 shares of ServiceMaster Common Stock were issued and outstanding and
(b) no shares of ServiceMaster Preferred Stock were issued and outstanding. As of the close of business on September 30, 1998, 1,552,369 shares of ServiceMaster Common Stock were held in treasury. All of the issued and outstanding shares of ServiceMaster Common Stock are duly authorized, validly issued, fully paid and non-assessable.

      Section 4.5 SEC REPORTS AND FINANCIAL STATEMENTS.

            (a) ServiceMaster has filed with the SEC and has heretofore made available to LandCare true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1996 under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "SERVICEMASTER SEC DOCUMENTS"). As of their respective dates or, if amended, as of the date of the last such amendment, ServiceMaster SEC Documents, including, without limitation, any financial statements and schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

            (b) Each of the consolidated financial statements included in ServiceMaster SEC Documents complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of ServiceMaster and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments and lack of footnote disclosures).

      Section 4.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in ServiceMaster SEC Documents filed with the SEC prior to the date hereof, since June 30, 1998, ServiceMaster and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice. Since June 30, 1998, there has not occurred: (i) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, in the aggregate, a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole; (ii) any declaration, setting aside or payment of any distribution (whether in cash, shares or

MA111ECA.WPD                       - 29 -
property) with respect to the equity interests of ServiceMaster or of any of its Subsidiaries, other than regular quarterly cash dividends or dividends paid by wholly-owned Subsidiaries; or (iii) any change by ServiceMaster or any of its Subsidiaries in accounting principles or methods, except for any such change required by reason of a change in GAAP.

      Section 4.7 NO UNDISCLOSED LIABILITIES. Except (i) to the extent disclosed in ServiceMaster SEC Documents filed prior to the date of this Agreement and
(ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since September 30, 1998, neither ServiceMaster nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole.

      Section 4.8 LITIGATION. There is no suit, claim, action, proceeding, review or investigation pending or, to the knowledge of ServiceMaster, threatened against or affecting, ServiceMaster or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole, or would, or would be reasonably likely to, materially impair the ability of ServiceMaster to consummate the transactions contemplated by this Agreement.

      Section 4.9 COMPLIANCE WITH LAW. ServiceMaster and its Subsidiaries have complied with all laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance, regulatory, antitrust laws, ERISA and laws relating to Taxes, except to the extent that any such non-compliance would not have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole.

      Section 4.10 NO DEFAULT. The business of ServiceMaster and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or bylaws or similar organizational documents, or (ii) agreements to which ServiceMaster and its Subsidiaries are parties, excluding from the foregoing clause (ii) defaults or violations that would not have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole and would not, or would not be reasonably likely to, materially impair the ability of ServiceMaster, LandCare or Merger Subsidiary to consummate transactions contemplated by this Agreement.

      Section 4.11 DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by ServiceMaster specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any

MA111ECA.WPD                       - 30 -
untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the LandCare Proxy Statement will, at the date it is first mailed to LandCare stockholders or at the time of LandCare Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act, except that no representation or warranty is made by ServiceMaster with respect to statements made or incorporated by reference in either the Registration Statement or the LandCare Proxy Statement based on information supplied by LandCare specifically for inclusion or incorporation by reference therein.

      Section 4.12 OPINION OF FINANCIAL ADVISOR. ServiceMaster has received an opinion from CS First Boston dated the date of this Agreement to the effect that, as of such date, the consideration to be paid by ServiceMaster in the Merger is fair to ServiceMaster from a financial point of view.


                                   ARTICLE 5

                             COVENANTS OF LANDCARE

      Section 5.1 CONDUCT OF BUSINESS BY LANDCARE PENDING THE MERGER. LandCare covenants and agrees that prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 hereof, unless ServiceMaster and Merger Subsidiary shall otherwise consent in writing or except as otherwise contemplated by this Agreement:

            (a) the businesses of LandCare and its Subsidiaries will be conducted only in the ordinary and usual course; LandCare will use its reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with customers and others having business relationships with it and its Subsidiaries; and LandCare will promptly notify ServiceMaster and Merger Subsidiary of any event or occurrence or emergency not in the ordinary and usual course of the business of LandCare or any of its Subsidiaries or material to the business of LandCare and its Subsidiaries, taken as a whole;

            (b) LandCare will not (i) amend its certificate of incorporation or bylaws or (ii) split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares, other than dividends paid by any of its Subsidiaries to LandCare;

MA111ECA.WPD                       - 31 -

            (c) neither LandCare nor any of its Subsidiaries will issue or agree to issue any additional shares of, or rights of any kind to acquire shares of, its capital stock of any class, other than (i) the issuance of shares of capital stock of a Subsidiary of LandCare to LandCare, (ii) with respect to LandCare, Shares issuable upon exercise of LandCare Stock Options outstanding on the date hereof, (iii) options to purchase Shares issued to employees of enterprises acquired in Additional Acquisitions closed after the date hereof provided that the number of Shares subject to options issued with respect to any particular Additional Acquisition shall not exceed 10% of the number of Shares issued in that Acquisition and the exercise price for such Option shall not be lower than $11 per Share; (iv) Shares issuable in connection with the conversion of any of the notes set forth in the Section of LandCare Disclosure Schedule corresponding to Section 3.4(c) and (v) the issuance of shares of capital stock as expressly permitted under Section 5.6 of this Agreement.

            (d) neither LandCare nor any of its Subsidiaries will enter into or agree to enter into any new or amended contract or agreement with any labor unions representing employees of LandCare or any of its Subsidiaries;

            (e) except permitted by Section 5.4 or by Section 5.6, LandCare will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets or securities (including, without limitation, the assets or securities of any of its Subsidiaries) or any material change in its capitalization, or enter, other than in the ordinary course of business, into a material contract;

            (f) neither LandCare nor any of its Subsidiaries shall modify, amend or terminate any of the material LandCare Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business;

            (g) neither LandCare nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by LandCare or any of its Subsidiaries to any officer or management employee other than scheduled annual increases in the ordinary course of business; (ii) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (iii) enter into any, or amend any existing, employment, consulting or severance agreement with or, except in accordance with the existing written policies of LandCare, grant any severance or termination pay to any officer, director or employee of LandCare or any of its Subsidiaries; (iv) make any additional contributions to any grantor trust created by LandCare to provide funding for non-tax-qualified employee benefits or compensation; or (v) provide any new severance program or rights;

MA111ECA.WPD                       - 32 -

            (h) to the extent within their control, neither LandCare nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business;

            (i) except for increases in the aggregate principal amount of LandCare's senior credit facility of up to $125 million, neither LandCare nor any of its Subsidiaries shall: (i) incur or assume any debt except for borrowings under existing credit facilities in the ordinary course of business;
(ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned Subsidiaries of LandCare, customary loans or advances to employees in the ordinary course of business and short-term investments pursuant to customary cash management systems of LandCare in the ordinary course of business); or (iv) make or commit to make any material capital expenditure in an amount or character that is not consistent with LandCare's past practices;

            (j) neither LandCare nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP;

            (k) except upon the prior written consent of ServiceMaster, LandCare shall not make any Tax election; and

            (l) neither LandCare nor any Subsidiary of LandCare shall agree in writing or otherwise to take (i) any action that it is prohibited from taking by this Section 5.1, or (ii) any action that would constitute or is likely to cause or result in a breach of any covenant, agreement, representation or warranty set forth herein.

      Section 5.2 LANDCARE STOCKHOLDERS MEETING. The board of directors of LandCare shall unanimously recommend to the stockholders of LandCare the adoption of this Agreement and declare the approval of this Agreement advisable and LandCare shall take all reasonably lawful action to solicit such adoption by its stockholders. Notwithstanding the previous sentence, the board of directors of LandCare may withdraw or modify its recommendation that stockholders approve this Agreement and its finding that such approval is advisable if the board of directors of LandCare, after having consulted with outside counsel, determines that the refusal to do so would constitute a breach by the board of directors of LandCare of their fiduciary duties under applicable laws; provided, the board of directors of LandCare may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation with respect to this Agreement) an Acquisition Transaction (as hereinafter defined) unless such Acquisition Transaction is a bona fide unsolicited written proposal from a third party that the board of directors of LandCare determines in good faith is more favorable to the stockholders of LandCare than the Merger; provided, further, that the board of directors shall continue to take all action necessary to convene the LandCare Stockholders Meeting and shall submit for (or shall not

MA111ECA.WPD                       - 33 -
withdraw from) the consideration of the stockholders of LandCare the adoption of this Agreement (even if the board of directors of LandCare is permitted to withdraw or modify its approval with respect to this agreement or is permitted to approve or recommend an Acquisition Transaction to its stockholders pursuant to this sentence).

      Section 5.3 ACCESS TO INFORMATION. LandCare will give ServiceMaster, its counsel, financial advisors, auditors and other authorized representatives full access throughout the period prior to the Effective Time to all of the offices, properties, business and marketing plans, books, files and records of LandCare and the Subsidiaries of LandCare, will furnish to ServiceMaster, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may request and will instruct LandCare's employees, counsel and financial advisors to cooperate with ServiceMaster in its investigation of the business of LandCare and its Subsidiaries and to promptly answer and respond to any questions and inquiries of ServiceMaster. LandCare will furnish promptly to ServiceMaster and Merger Subsidiary (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of Federal or state securities laws and (b) all such other information concerning its business, properties and personnel as ServiceMaster or Merger Subsidiary may reasonably request; provided that no investigation pursuant to this Section 5.3 shall affect any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      Section 5.4 NO SOLICITATION.

            (a) LandCare warrants to ServiceMaster that the board of directors of LandCare has (i) made such assessments of LandCare's value and has taken such other actions as to satisfy the fiduciary duties of its board of directors that must be satisfied to enable LandCare to enter into this Agreement and to render this Agreement binding upon LandCare in accordance with its terms and (ii) has adopted a resolution approving this Agreement and declaring its advisability.

            (b) LandCare agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or knowingly encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving LandCare or the acquisition of all or any material portion of the assets or capital stock of LandCare (an "ACQUISITION TRANSACTION") or negotiate, explore or otherwise engage in substantive discussions with any person (other than ServiceMaster, Merger Subsidiary or their respective directors, officers, employees, agents and representatives), or enter into any agreement, with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.

MA111ECA.WPD                       - 34 -

            (c) Notwithstanding subsection (b) above:

                  (i) LandCare may provide non-public information to and seek to negotiate an Acquisition Transaction with a person (the "COMPETITOR") provided that the Competitor shall make a bona fide unsolicited written proposal to make an Acquisition Transaction for all the capital stock or assets of LandCare on Superior Terms. For purposes of this Agreement, terms will be deemed to be "SUPERIOR TERMS" only if the proposal of such Competitor is more favorable than the Merger to the stockholders of LandCare as determined in good faith by the board of directors of LandCare. A proposal to acquire LandCare on Superior Terms is herein called a "QUALIFIED COMPETING PROPOSAL." LandCare shall prior to entering into an agreement with respect to a Qualified Competing Proposal pay or cause to be paid to ServiceMaster the amount specified in Section 9.4(b). Nothing contained in this Agreement shall prevent the board of directors of LandCare from complying with Rule 14c-2 under the Exchange Act with regard to an Acquisition Transaction.

                  (ii) If LandCare receives a Qualified Competing Proposal,
            LandCare will nevertheless (i) permit its stockholders to vote on the adoption of this Agreement and (ii) not take any action that would preclude LandCare from consummating the Merger if this Agreement is adopted by LandCare's stockholders or make the Merger any less advantageous to ServiceMaster if this Agreement is adopted by LandCare's stockholders. If this Agreement is adopted by LandCare's stockholders (i) LandCare will consummate the Merger and
            (ii) shall not consummate any Acquisition Transaction contemplated by a Qualified Competing Proposal.

            (d) Upon executing this Agreement, LandCare shall immediately advise ServiceMaster in writing regarding (i) the identity of any other persons or entities with whom LandCare has had direct or indirect contact since January 1, 1998 regarding a possible Acquisition Transaction and (ii) the status of any discussions or negotiations regarding a possible Acquisition Transaction involving any such person or entity. LandCare warrants that LandCare is not bound by any contract or agreement that would require it to take any action which would violate any restriction contained in Section 5.4(b). Hereafter, LandCare shall advise ServiceMaster in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to an Acquisition Transaction promptly upon such receipt and of its intention to enter into any agreement relating to an Acquisition Transaction which is a Qualified Competing Proposal at least 48 hours prior to executing any such agreement, and promptly advise ServiceMaster in writing of any actions taken pursuant to Section 5.4(c) hereof and furnish to ServiceMaster either a copy of such proposal or a written summary of such proposal.

      Section 5.5 CORPORATE ORGANIZATION. Notwithstanding anything to the contrary contained in this Agreement or in the disclosure schedules hereto, LandCare and each of its Subsidiaries

MA111ECA.WPD                       - 35 -
shall take all actions necessary in order to be duly qualified and in good standing on the Effective Time with the Secretary of State in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

      Section 5.6 PIPELINE ACQUISITIONS.

            (a) LandCare has delivered to ServiceMaster prior to the execution of this Agreement a schedule captioned "PIPELINE SCHEDULE" which as constituted when so delivered to ServiceMaster prior to execution of this Agreement is herein called the "Pipeline Schedule." LandCare warrants to ServiceMaster that the Pipeline Schedule shows: (i) every enterprise with which LandCare has entered into a letter of intent or binding acquisition agreement contemplating the acquisition of such enterprise by LandCare which is in existence on the date hereof (except that the acquisition of Albuquerque Landscape identified in Section 5.6(f) shall not be deemed to be part of the Pipeline Schedule); (ii) the purchase price for such enterprise specified in such letter of intent or acquisition agreement; and (iii) the annual revenues and proforma EBITDA that LandCare estimates such enterprise generated in the trailing 12 months prior to the execution of the letter of intent with respect to that enterprise.

            (b) LandCare shall not enter into any letter of intent or agreement to make any acquisition of any business enterprise or consummate any acquisition of any business enterprise after the date hereof except that LandCare may enter into purchase agreements for the enterprises shown on the Pipeline Schedule on terms that comply with the requirements in Section 5.6(d) and may consummate such acquisitions and except that LandCare shall have the right to make additional acquisitions of enterprises not shown on the Pipeline Schedule that comply with the requirements set forth in paragraphs (c) and (d) of this Section 5.6.

            (c) LandCare may without ServiceMaster's consent acquire businesses not shown on the Pipeline Schedule provided that the standards in Section 5.6(d) and the following additional standards are met with respect to each such acquisition:

                  (i) the purchase price payable for such business shall not exceed .8 times trailing twelve month revenues or six times trailing twelve month pro forma EBITDA for the business (both calculated in the same manner used to calculate trailing 12 month revenues and pro forma EBITDA for purposes of the Pipeline Schedule and for purposes of this requirement all debt obligations to which the acquired enterprise shall be subject (net of excess cash) shall count as part of the purchase price);

                  (ii) such business shall have generated during the trailing 12 months and shall be likely to continue to generate pro forma EBITDA margins of at least 10%; and

MA111ECA.WPD                       - 36 -

                  (iii) such business has a quality and potential comparable to the businesses shown on the Pipeline Schedule on the date hereof.

            (d) The following requirements shall apply to every acquisition made by LandCare after the date hereof ("NEW ACQUISITIONS"):

                  (i) LandCare shall not use its LandCare Common Stock for any
            New Acquisition unless that such stock shall be valued for purposes of that acquisition at:

                        (A) not less than the actual average closing price for
                  LandCare Common Stock during a five Trading Day period ending within two Trading Days prior to the closing of the New Acquisition;

                        (B) not less than $9 per LandCare share; and

                        (C) not less than $1 per LandCare share issued in the
                  New Acquisition below the "Applicable ServiceMaster Deal Price." For purposes of this Section 5.6, the "APPLICABLE SERVICEMASTER DEAL PRICE" for purposes of any particular New Acquisition shall be equal to the Applicable Exchange Ratio times the average closing price per share for ServiceMaster Common Stock for the period of 20 consecutive Trading Days ending on the third Trading Day before the date on which the particular New Acquisition closes. The "APPLICABLE EXCHANGE RATIO" shall be the Exchange Ratio that would have been applicable if the Scheduled Meeting Date coincided with the date on which the New Acquisition shall close.

                  (ii) LandCare shall limit the shares of LandCare Common Stock issuable in New Acquisitions so that in the aggregate the shares of LandCare Common Stock issued in such transactions will result in aggregate Deal Losses of not more than $1 million. For purposes of this requirement, the Deal Loss in any particular New Acquisition shall be the product derived by multiplying the number of shares of LandCare Common Stock issued in that New Acquisition times the amount by which the Applicable Service Master Deal Price shall exceed the value per share for which shares of LandCare Common Stock were valued for purposes of that New Acquisition.

                  (iii) LandCare shall not use LandCare Shares in any particular
            New Acquisition unless the characteristics of the persons receiving such stock and all other relevant considerations with respect to that New Acquisition are such that the use of such stock will not cause either LandCare or ServiceMaster to breach any of the requirements of the federal securities laws.

MA111ECA.WPD                       - 37 -

                  (iv) The terms governing each New Acquisition will include (i)
            warranties to LandCare and indemnifications from the sellers comparable to the scope and value of the warranties usually obtained by LandCare in acquisitions made after its acquisition of its "founding companies" and prior to the date hereof and (ii) other terms as favorable to LandCare as the comparable terms in acquisitions made after its acquisition of its "founding companies" and prior to the date hereof. The indemnification and other rights that continue after the closing of a New Acquisition shall be on terms such that LandCare's rights will not be impaired or diminished in value by the consummation of the Merger. Without ServiceMaster's consent, such terms shall not allow the sellers to use stock to satisfy their indemnification obligations and shall prohibit the sellers from transferring any interest in the shares of LandCare Common Stock they receive in the deal (or in the ServiceMaster shares issued in the Merger to replace those Shares) for a period of one year after their New Acquisition closes.

            (e) ServiceMaster shall have the right to terminate this Agreement if by the Scheduled Meeting Date:

            (A) LandCare shall not have completed and closed Qualified New Acquisitions that meet the following criteria: (i) the aggregate purchase price for the Qualified Pipeline Acquisitions shall not be more than 5% in excess of the aggregate of the projected acquisition prices projected on the Pipeline Schedule for New Acquisitions shown on that Schedule and closed prior to the Scheduled Meeting Date; and
            (ii) the aggregate purchase price for Qualified Post Pipeline Acquisitions shall not exceed the maximum price permitted by clause
            (i) in Section 5.6(c); and (iii) the trailing 12 month revenues for the Qualified New Acquisitions (measured as of the time each such New Acquisition closed) shall not be less than $46.6 million; and
            (iv) the trailing 12 month EBITDA for the Qualified New Acquisitions (measured as of the time each such New Acquisition closed) shall not be less than $5.9 million; or

            (B) LandCare shall have made any New Acquisitions after the date hereof (other than Albuquerque Landscape) that are contrary to the requirements in paragraphs (c) or (d) in this Section 5.6; or

            (C) the aggregate trailing 12 month revenues of all businesses acquired in New Acquisitions closed prior to the Scheduled Meeting Date shall exceed $70 million.

 For purposes of this Section 5(e):


MA111ECA.WPD                       - 38 -

                  (i) New Acquisitions shown on the Pipeline Schedule that in
            ServiceMaster's reasonable judgment satisfy the requirements paragraph (d) of this Section 5.6 are herein called "QUALIFIED PIPELINE ACQUISITIONS."

                  (ii) New Acquisitions not listed on the Pipeline Schedule that in ServiceMaster's reasonable judgment satisfy the requirements paragraphs (c) and (d) of this Section 5.6 are herein called "QUALIFIED POST PIPELINE ACQUISITIONS."

                  (iii) The term "QUALIFIED NEW ACQUISITIONS" means all
            Qualified Pipeline Acquisitions and all Qualified Post Pipeline Acquisitions that shall have closed prior to the Scheduled Meeting Date.

                  (iv) In the event ServiceMaster or any ServiceMaster
            subsidiary shall acquire any enterprise shown on the Pipeline Schedule, then for purposes of this Section 5.6(e) LandCare shall be deemed to have acquired such enterprise on the terms specified in the Pipeline Schedule for that enterprise.

            (f) In the event LandCare shall within the next two weeks close its acquisition of Albuquerque Landscape on the terms provided in the definitive agreements governing that acquisition in effect on the date hereof, then (i) such acquisition shall not be required to meet any of the standards prescribed by this Section 5.6 but (ii) such acquisition shall not be deemed a New Acquisition and shall not be taken into account in determining whether ServiceMaster shall have a termination right under the provisions in Section 5.6(e).

            (g) LandCare shall supply ServiceMaster at such time as ServiceMaster shall reasonably request in order to enable ServiceMaster to prepare for the Closing and to determine whether applicable closing conditions have been satisfied all information ServiceMaster shall reasonably request about New Acquisitions.

      Section 5.7 REDEMPTION OF CONVERTIBLE NOTES. LandCare shall use diligent efforts to cause each of the convertible notes of LandCare described in the section of LandCare Disclosure Schedule corresponding to Section 3.4(c) to be redeemed and repaid in full for an amount less than the greater of (unless otherwise agreed by ServiceMaster) (i) the outstanding principal amount of such note plus accrued interest or (ii) the then market value of the LandCare shares into which the notes would be convertible if the conversion were governed by the conversion ratio applicable after a change in control.

MA111ECA.WPD                       - 39 -

                                   ARTICLE 6

                          COVENANTS OF SERVICEMASTER

      Section 6.1 OBLIGATIONS OF MERGER SUBSIDIARY. ServiceMaster will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      Section 6.2 INDEMNIFICATION.

            (a) From and after the Effective Time, ServiceMaster and the Surviving Corporation jointly and severally shall indemnify, to the full extent permitted under Delaware Law, the present and former directors and officers of LandCare and its Subsidiaries (the "INDEMNIFIED PARTIES") in respect of actions taken prior to and including the Effective Time in connection with their duties as directors or officers of LandCare or its Subsidiaries (including the transactions contemplated hereby) for a period of not less than six years from the Effective Time; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Without limitation of the foregoing, in the event any Indemnified Party becomes involved in such capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated hereby, occurring prior to and including the Effective Time, the Surviving Corporation, to the extent permitted and on such conditions as may be required by applicable law, will periodically advance expenses to such Indemnified Party for his legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith.

            (b) For not less than six years after the Effective Time, ServiceMaster or the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering the persons who are currently covered by LandCare's existing directors' and officers' liability insurance with respect to actions that shall have taken place prior to the Effective Time, on terms and conditions no less favorable to such persons than those in effect on the date hereof under LandCare's existing directors' and officers' liability insurance; provided, however, that in no event shall ServiceMaster or the Surviving Corporation be required to pay in any year an amount to maintain such insurance covering the Indemnified Parties in excess of twice the amount paid by LandCare as of the Closing Date for such coverage; provided further that if the annual premiums of such insurance coverage exceed such amount, ServiceMaster shall be obligated to obtain a policy with a premium equal to such amount.

MA111ECA.WPD                       - 40 -

                                   ARTICLE 7

                    COVENANTS OF SERVICEMASTER AND LANDCARE

      Section 7.1 DILIGENT EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its diligent efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that nothing herein shall require ServiceMaster to hold, manage or operate any assets separately or to enter into any sale or divestiture of assets. LandCare, ServiceMaster and Merger Subsidiary shall each furnish to one another and to one another's counsel all such information as may be required in order to accomplish the foregoing actions. In connection with and without limiting the foregoing, LandCare and ServiceMaster shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

      Section 7.2 CERTAIN FILINGS. LandCare and ServiceMaster shall cooperate with one another (i) in connection with the preparation of the Registration Statement and the LandCare Proxy Statement, (ii) in determining whether any other action by or in respect of, or filing with, any governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and
(iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and the LandCare Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

      Section 7.3 PUBLIC ANNOUNCEMENTS. ServiceMaster and LandCare will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

      Section 7.4 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of LandCare or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf LandCare or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and

MA111ECA.WPD                       - 41 -
all right, title
and interest in, to and under any of the rights, properties or assets of LandCare acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      Section 7.5 NOTICES OF CERTAIN EVENTS. LandCare and ServiceMaster shall promptly notify the other of:

            (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

            (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting LandCare or any of its Subsidiaries, on the one hand, or ServiceMaster or Merger Subsidiary, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement; and

            (d) any action, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement of it set forth in this Agreement.

      Section 7.6 PREPARATION OF THE REGISTRATION STATEMENT AND THE LANDCARE PROXY STATEMENT. As soon as practicable following the date of this Agreement, LandCare and ServiceMaster shall jointly prepare and file with the SEC the LandCare Proxy Statement and ServiceMaster shall prepare and file with the SEC the Registration Statement, in which the LandCare Proxy Statement will be included. Each of LandCare and ServiceMaster shall use best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. LandCare will use its reasonable best efforts to cause the LandCare Proxy Statement to be mailed to the stockholders of LandCare as promptly as practicable after the Registration Statement is declared effective under the Securities Act. ServiceMaster shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of ServiceMaster Common Stock in the Merger and LandCare shall furnish all information concerning LandCare and the holders of the Shares as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement will be made by ServiceMaster or to the LandCare Proxy Statement will be made by LandCare or ServiceMaster without providing the other party the opportunity to review and comment thereon. ServiceMaster will advise LandCare, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of ServiceMaster

MA111ECA.WPD                       - 42 -

Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the LandCare Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to LandCare or ServiceMaster, or any of their respective affiliates, officers or directors, should be discovered by LandCare or ServiceMaster which should be set forth in an amendment or supplement to any of the Registration Statement or the LandCare Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of LandCare.

      Section 7.7 LETTERS OF LANDCARE'S ACCOUNTANTS. LandCare shall use its reasonable best efforts to cause to be delivered to ServiceMaster two letters from LandCare's independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to ServiceMaster, in form and substance reasonably satisfactory to ServiceMaster and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

      Section 7.8 AFFILIATES. Not less than 30 days prior to the Effective Time, LandCare shall deliver to ServiceMaster a list of names and addresses of each person who, in the reasonable judgment of LandCare, is an affiliate of LandCare within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person, an "AFFILIATE"). Each person who shall execute a Voting Agreement shall be deemed an affiliate of LandCare and shall be so designated on the list contemplated in the preceding sentence. LandCare shall provide ServiceMaster such information and documents as ServiceMaster shall reasonably request for purposes of reviewing such list. ServiceMaster shall be entitled to place Rule 145 legends on the certificates evidencing any shares of ServiceMaster Common Stock to be received by the Affiliates in the Merger.

      Section 7.9 NYSE LISTING. ServiceMaster shall use its reasonable best efforts to cause the shares of ServiceMaster Common Stock to be issued in connection with the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

      Section 7.10 REGULATORY MATTERS AND APPROVALS. Each of LandCare and ServiceMaster shall (and ServiceMaster shall cause Merger Subsidiary to) give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of, Governmental Entities in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, LandCare and ServiceMaster shall each file any Notification and Report

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Forms and related material that it may be required to file in connection with the transactions contemplated by this Agreement with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, shall each use its reasonable best efforts to obtain an early termination of the applicable waiting period, and shall each make any further filings pursuant thereto that may be necessary, proper or advisable.

      Section 7.11 TAX TREATMENT. Each of ServiceMaster and LandCare shall use reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code, including, without limitation, forbearing from taking any action that would cause the Merger not to qualify as a reorganization under the provisions of Section 368(a) of the Code.

      Section 7.12 REPRESENTATIONS. Each of LandCare, on the one hand, and ServiceMaster and Merger Subsidiary, on the other, (i) will use their reasonable best efforts to take all action necessary to render true and correct as of the Closing its representations and warranties contained in this Agreement, (ii) will refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time and (iii) will perform or cause to be satisfied each agreement, covenant or condition to be performed or satisfied by it.

      Section 7.13 MATERIAL CONSENTS. Between the date of this Agreement and the Closing Date, LandCare and ServiceMaster and each of their respective Subsidiaries shall in good faith use their reasonable best efforts to obtain all consents and approvals of all lenders, lessors, vendors, customers and other persons necessary to permit the transactions contemplated by this Agreement to be consummated without violating any loan agreement, lease or other material contract to which LandCare, ServiceMaster or any of their respective Subsidiaries is a party or by which LandCare, ServiceMaster or any of their respective Subsidiaries is bound.


                                   ARTICLE 8

                           CONDITIONS TO THE MERGER

      Section 8.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of LandCare, ServiceMaster and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

            (a) this Agreement shall have been adopted by the stockholders of LandCare in accordance with Delaware Law;

            (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

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            (c) no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

            (d) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

            (e) the shares of ServiceMaster Common Stock issuable to the stockholders of LandCare in the Merger as contemplated by this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

            (f) this Agreement shall not have been terminated in accordance with its terms.

      Section 8.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SERVICEMASTER AND MERGER SUBSIDIARY. The obligations of ServiceMaster and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following additional conditions: (i) the representations and warranties of LandCare as set forth in this Agreement shall be true and correct in all material respects as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), (ii) LandCare shall have complied with or performed in all material respects all agreements and covenants required to be complied with or performed by it under this Agreement at or prior to the Closing Date, and (iii) ServiceMaster shall have received from each person who is, immediately prior to the Effective Time, a director or officer of LandCare or any of its Subsidiaries his written resignation, effective as of the Effective Time, from each position as a director of LandCare and each Subsidiary.

      Section 8.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF LANDCARE. The obligations of LandCare to consummate the Merger are subject to the satisfaction of the following additional condition: the representations and warranties of ServiceMaster and Merger Subsidiary as set forth in this Agreement shall be true and correct in all material respects as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date) and ServiceMaster and Merger Subsidiary shall have complied with or performed in all material respects all agreements and covenants required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

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                                   ARTICLE 9

                            TERMINATION AND CLOSING

      Section 9.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of LandCare):

            (a) by mutual written consent of LandCare, ServiceMaster and Merger Subsidiary;

            (b) by either LandCare or ServiceMaster, if the Merger has not been consummated by May 1, 1999; provided that no party may terminate this Agreement pursuant to this subsection if such party's failure to fulfill any of its obligations under this Agreement shall have been the primary and but-for reason that the Effective Time shall not have occurred on or before said date and provided further that in no event shall ServiceMaster's failure to permit an adjustment in the Exchange Ratio under Section 1.2(b)(iii) preclude or impair ServiceMaster's right to terminate under this clause (b);

            (c) by either LandCare or ServiceMaster, if there shall be any judgment, injunction, order or decree enjoining ServiceMaster or LandCare from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

            (d) by either LandCare or ServiceMaster, if this Agreement shall not have been adopted by the stockholders of LandCare at the LandCare Stockholders Meeting;

            (e) by ServiceMaster or Merger Subsidiary, if the board of directors of LandCare shall (i) withdraw, modify or change its recommendation or approval in respect of this Agreement in a manner adverse to ServiceMaster or (ii) have recommended any proposal other than by ServiceMaster or Merger Subsidiary in respect of an Acquisition Transaction; and

            (f) by ServiceMaster or Merger Subsidiary, if any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than ServiceMaster or Merger Subsidiary or any of their respective Subsidiaries or affiliates shall have become the beneficial owner of more than 40% of the outstanding LandCare Common Stock (either on a primary or a fully diluted basis).

            (g) by ServiceMaster, if LandCare shall have breached (regardless of the knowledge of ServiceMaster of such breach at or subsequent to the date of this Agreement) in any material respect any of its representations, warranties, covenants or agreements contained herein ;

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            (h) by ServiceMaster if the Committee acting under the 1998
Long-Term Incentive Plan, LandCare's Board of Directors and all other necessary persons shall not have taken all actions necessary to cause the conversions prescribed by Section 1.4(a) to occur automatically upon consummation of the Merger; or

            (i) by LandCare, if a Qualified Competing Proposal is made to LandCare, subject to the restrictions set forth in Section 5.4(c)(ii); provided that the right to terminate described in this subsection shall not be effective unless and until LandCare shall have paid to ServiceMaster the fee described in
Section 9.4(b); provided further that the right to terminate described in this subsection shall immediately expire and be of no force or effect if LandCare's stockholders approve the Merger; or

            (j) by LandCare, if ServiceMaster or Merger Subsidiary shall have breached (regardless of the knowledge of LandCare of such breach at or subsequent to the date of this Agreement) in any material respect any of its representations, warranties, covenants or agreements contained herein; or

            (k) by LandCare if LandCare shall become entitled to terminate under
Section 1.2(b)(iii); or

            (l) by ServiceMaster if the right to termination shall arise under
Section 5.6(e).

Such right of termination shall be exercised by written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided. Any such right of termination shall not be an exclusive remedy hereunder but shall be in addition to any other legal or equitable remedies that may be available to any non-defaulting party hereto arising out of any default hereunder by any other party hereto.

      Section 9.2 WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by or pursuant to resolutions of their respective boards of directors, may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) except for adoption of this Agreement by the stockholders of LandCare waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

      Section 9.3 CLOSING. Subject to the satisfaction of the conditions contained in Article 8 hereof, the closing of the Merger (the "CLOSING") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois as soon as practicable after the satisfaction or waiver of all of the conditions to

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the Merger or at such other time and place as LandCare, ServiceMaster, and
Merger Subsidiary shall agree (the "CLOSING DATE").

      Section 9.4 EFFECT OF TERMINATION; TERMINATION FEE.

            (a) If this Agreement is terminated pursuant to Section 9.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 9.4(b), 9.4(c) and 10.4 hereof shall survive the termination hereof and except that no such termination shall relieve any party from liability for breach of this Agreement or failure by it to perform its obligations hereunder.

            (b) If this Agreement shall be terminated pursuant to clause (d),
(e), (f), (g), (h), or (i) in Section 9.1, then LandCare shall promptly, but in no event later than two business days after the date of such termination, pay ServiceMaster a termination fee equal to the sum of (i) $7,577,045 plus (ii) $0.44 multiplied by the aggregate number of shares of LandCare Common Stock (other than any shares of LandCare Common Stock issued upon the exercise of LandCare Stock Options) issued subsequent to the date hereof and on or prior to the date of termination of this Agreement pursuant to Section 9.1. In no event shall LandCare be required to pay more than one termination fee pursuant to this
Section 9.4(b).

            (c) If this Agreement shall be terminated by ServiceMaster pursuant to its termination rights in Section 5.6(e), then LandCare shall promptly, but in no event later than two business days after the date of such termination, pay ServiceMaster an amount, not to exceed $1,000,000, equal to the actual and reasonably documented out-of-pocket expenses incurred by ServiceMaster directly attributable to the proposed acquisition of LandCare and incurred since October 15, 1998, including negotiation and execution of this Agreement and the attempted completion of the Merger, which fee and amount shall be payable in cash in same day funds.

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
                                  ARTICLE 10

                                 MISCELLANEOUS

      Section 10.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, telex or similar writing) and shall be given,

            If to ServiceMaster or Merger Subsidiary, to:

            One ServiceMaster Way
            Downers Grove, IL  60515
            Attention:  General Counsel
            Facsimile:  (630) 271-5870

            with a copy to:

            Kirkland & Ellis
            200 East Randolph Drive
            Chicago, Illinois 60601
            Attention: Robert H. Kinderman
            Facsimile:  (312) 861-2200

            If to LandCare, to:

            2603 Augusta
            Suite 1300
            Houston, TX  77057
            Attention:  General Counsel
            Facsimile:  (713) 965-0343

            with a copy to:

            Bracewell & Patterson L.L.P.
            South Tower Pennzoil Place
            711 Louisiana Street
            Houston, TX  77002
            Attention: Thomas Adkins
            Facsimile: (713) 221-1212

or such other address, telecopy or telex number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be

MA111ECA.WPD                       - 49 -
effective (a) if given by facsimile or telex, upon confirmation of receipt, or
(b) if given by any other means, when delivered at the address specified in this
Section 10.1.

      Section 10.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall not survive the Effective Time.

      Section 10.3 AMENDMENTS; NO WAIVERS.

            (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by LandCare, ServiceMaster and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of LandCare, no such amendment or waiver shall, without the further approval of such stockholders, alter or change the amount or kind of consideration to be received in exchange for the Shares (except as contemplated by Section 1.02(b)).

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      Section 10.4 EXPENSES. Except as provided in Section 9.4 hereof, each party shall pay its own costs and expenses relating to this Agreement and the transactions contemplated hereby, except that each of ServiceMaster and LandCare shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the LandCare Proxy Statement (including SEC filing fees).

      Section 10.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

      Section 10.6 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      Section 10.7 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts (including by means of telecopied signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

      Section 10.8 HEADINGS. Section headings used in this Agreement are for convenience only and shall be ignored in the construction and interpretation hereof.

      Section 10.9 NO THIRD PARTY BENEFICIARIES. Except for Section 6.2 hereof, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto.

                               *   *   *   *   *

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
            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              THE SERVICEMASTER COMPANY


                              By:   _________________________________
                              Name:       Phillip B. Rooney
                              Title:      Vice Chairman


                              SVM ACQUISITION CORPORATION

                              By:   _________________________________
                              Name:       Phillip B. Rooney
                              Title:      Vice President


                              LANDCARE USA, INC.

                              By:   _________________________________
                              Name:       William F. Murdy
                              Title:       Chief Executive Officer

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